EXHIBIT 99
FOR IMMEDIATE RELEASE
Tuesday, February 13, 2007
R.G. BARRY CORP. REPORTS STRONG 2ND QUARTER PERFORMANCE
Accessories Footwear Marketer Expects Healthy Rise in Fiscal 2007 Net Sales and Earnings
PICKERINGTON, Ohio — Tuesday, February 13, 2007 — Citing the adaptability and far-reaching benefits of its flexible business model, accessories footwear marketer R.G. Barry Corporation (AMEX-DFZ), the Dearfoams® company, today reported significantly improved sales and earnings for the second quarter and first half ended December 30, 2006.
Operating Results
For the second quarter, the Company reported:
•	net sales of $40.9 million, an 11 percent increase over the $36.8 million reported in the comparable period one year ago; and

•	net earnings of $20.3 million, or $2.02 per basic share and $1.96 per diluted share, which included a net benefit of approximately $12.9 million from the reversal of its deferred tax asset valuation allowance and from an $878,000 gain on the sale of 4.4 acres adjacent to the Company’s corporate headquarters. In the comparable quarter last year, the Company reported net earnings of $4.8 million, or $0.48 per basic and $0.46 diluted share.
For the first half, the Company recorded:
•	net sales of $78.4 million, up approximately 8.5 percent from $72.3 million in the comparable period one year ago; and

•	net earnings of $26.6 million, or $2.65 per basic share and $2.57 per diluted share, which also reflected the previously mentioned tax benefit and gain on the sale of an asset. In the equivalent period one year ago, the Company reported net earnings of $9.1 million, or $0.92 per basic share and $0.88 per diluted share.
The Company’s second quarter operating results reflect an $18.3 million reversal of its deferred tax asset valuation allowance, which contributed to a net benefit of approximately $12.9 million. The allowance originally was recorded at the end of fiscal 2003 when it was deemed more likely than not that the Company would not realize the benefit of its deferred tax assets due to its multi-year pattern of continuing losses at that time. Since the end of fiscal 2003, the Company has completely revamped its business and it has returned to what it believes will be a consistent pattern of profitability, allowing for the full reversal of the deferred tax asset valuation allowance and the resulting one-time benefit.
In the second quarter, gross profit as a percent of sales was 38.0 percent down from 44.2 percent in the comparable period one year ago; and for the first half, gross profit as a percent of sales was 39.2 percent, down from 42.3 percent versus one year ago. Increased oil prices and the strengthening of the Chinese
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R.G. Barry Corporation · 13405 Yarmouth Road N.W., Pickerington, OH 43147 · 614.864.6400 · www.rgbarry.com · www.dearfoams.com

R.G. Barry 2nd Quarter — page 2
Yuan against the U.S. Dollar resulted in higher product costs and a decline in gross profit percentage for the periods. In addition, aggressive in-season markdowns used to stimulate retail sales of the Company’s products during and after the 2006 holiday season contributed to the reduced gross profit percentages.
Fueled by improved efficiencies in shipping and logistics and a continuing focus on cost-control and expense reduction, selling, general and administrative expenses declined 16.6 percent to $8.8 million from $10.5 million in the comparable period one year ago. For the half, SG&A expenses were reduced 13.3 percent to $17.2 million from $19.9 million one year ago.
Management Comments
“In 2005, the Company’s results showed that our flexible operating model worked when there was a healthy holiday selling season. The results we are reporting today show that we also can perform quite well when the retail holiday environment is mediocre, as it was in 2006,” said Greg Tunney, President and Chief Executive Officer.
“Despite the unseasonably warm weather during the 2006 holiday selling season, we experienced a generally good sell-through at retail resulting in part from our support of aggressive in-season markdowns by our customers, especially on our cold weather products. As a result, we had lower than planned returns. Our product styling and sell-in levels at retail were correct. We also saw significant improvement in our selling, general and administrative expenses directly related to lower shipping and logistics charges. Our inventory levels have been reduced by approximately 36 percent against the same period last year, and are now consistent with our operating model.
“As we continue our mission to become the preferred choice of products and brands within the accessories footwear category, our focus remains on operational excellence throughout the organization. The benefits of our attention to this critical core management initiative are evident in the Company’s growing financial health and continuing operational improvement.
2007 Guidance Update
“At the start of our fiscal 2007, which will end June 30, 2007, we forecasted annual increases of 5-to-7 percent in net sales and 8-to-12 percent in net earnings versus fiscal year 2005. These forecasts were based upon our open order position at the time and our 2007 growth initiatives. Our performance thus far in fiscal 2007 has outpaced these expectations.
“We now believe that our fiscal year 2007 annual net sales should increase in the range of 6-to-8 percent versus fiscal year 2005, and that our income from continuing operations before income taxes and excluding the one-time gain on the disposal of 4.4 acres of land adjacent to our corporate headquarters facility, should increase in the range of 28-to-32 percent versus fiscal year 2005,” Mr. Tunney said.
Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 11 a.m. EST today. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. The conference call is available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen via the Internet, go to <www.rgbarry.com> at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software.
Replays of the call will be available shortly after its completion. The audio replay can be accessed through Tuesday, February 20, 2007, by calling (800) 642-1687 or (706) 645-9291 and using access code 7659951. The replay and written transcript of the call will be available for 12 months at the Company’s Web site <www.rgbarry.com> under the “Investors/News Release” section.
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R.G. Barry 2nd Quarter — page 3
About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of products for the accessories footwear category. To learn more about our business, visit us online at <www.rgbarry.com>, <www.dearfoams.com> and <www.terrasoles.com>.
Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain statements in this news release, which are not historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to our actual results differing materially from our current forecasts include, but are not limited to, the following: the strength of the retail market; the success of planned project launches; our receipt of shipments from third-party manufacturers in China on a timely basis; our ability to distribute to customers on a timely basis goods held in distribution centers, including both our own distribution center and third-party distribution centers; product returns, customer concessions and promotion costs that are materially higher than what we currently plan; unfavorable changes in foreign exchange rates, particularly China’s exchange rate; and resolution of our ongoing dispute with the Internal Revenue Service on terms unfavorable to the Company. Other factors of a more general nature that could impact our financial performance and cause results to differ materially from those forecasted or estimated include, our ability to source our products from outside North America without incurring substantial unplanned costs and without negatively impacting delivery times or product quality; the continued demand for our products by the Company’s customers; our ability to comply with the various terms and covenants of our asset-based lending facility with The CIT Group/Commercial Services Inc.; our ability to maintain our inventory levels in accordance with our plans; the unexpected loss of key management or one or more of our key customers or an unexpected reduction in business from one of our key customers; and the impact of competition on the Company’s market share. Other risks to our business are detailed in previous press releases, shareholder communications and Securities Exchange Act of 1934 filings, including those in the disclosure in “Item 1A — Risk Factors” of Part I of our 2006 Transition Report on Form 10-K for the fiscal year ended July 1, 2006. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.

Contact: Daniel Viren, Sr. VP Finance/CFO	614.864.6400
Roy Youst, Dir. Corp. Comm/IR	614.729.7275
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R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except for per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	% Increase
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005	Decrease
Net sales	$40,866	$36,843	$78,396	$72,279	8.5%
Cost of Sales	25,318	20,564	47,657	41,676	14.4%

Gross profit	15,548	16,279	30,739	30,603	0.4%
Gross profit (as percent of sales)	38.0%	44.2%	39.2%	42.3%
Selling, general and administrative expenses	8,788	10,537	17,249	19,884	-13.3%
Gain on disposal of land	(878)	—	(878)	—
Restructuring and asset impairment (credit) charges	(2)	740	72	1,269	-94.3%

Operating profit	7,640	5,002	14,296	9,450	51.3%
Other income	51	156	96	295	-67.5%
Interest expense, net	(269)	(348)	(555)	(649)	-14.5%

Income from continuing operations, before income tax	7,422	4,810	13,837	9,096	52.1%
Income tax expense (benefit)	(12,889)	(29)	(12,772)	55	NM

Earnings from continuing operations	20,311	4,781	26,609	9,041	194.3%
Earnings (loss) from discontinued operations	—	(2)	—	22	-100.0%

Net earnings	$20,311	$4,779	$26,609	$9,063	193.6%

Earnings per common share: continuing operations
Basic	$2.02	$0.48	$2.65	$0.91	190.3%

Diluted	$1.96	$0.46	$2.57	$0.88	192.0%

Earnings per common share: discontinued operations
Basic	$—	$(0.00)	$—	$0.00	-100.0%

Diluted	$—	$(0.00)	$—	$0.00	-100.0%

Earnings per common share: total
Basic	$2.02	$0.48	$2.65	$0.92	189.3%

Diluted	$1.96	$0.46	$2.57	$0.88	192.0%

Average number of common shares outstanding
Basic	10,040	9,918	10,030	9,898

Diluted	10,384	10,340	10,358	10,271

CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

	(unaudited)	(unaudited)
	December 30, 2006	December 31, 2005	July 1, 2006
ASSETS
Cash and cash equivalents	$14,843	$3,529	$988
Accounts Receivable, net	13,703	12,020	6,683
Inventory	12,172	19,081	25,977
Prepaid expenses and other current assets	9,550	1,436	1,161

Total current assets	50,268	36,066	34,809
Net property, plant and equipment	2,569	2,371	2,419
Other assets	7,811	3,394	3,216

Total assets	$60,648	$41,831	$40,444

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	2,668	2,983	2,595
Accounts payable	4,860	4,996	9,085
Other current liabilities	5,336	7,369	7,136
Long-term debt	331	533	439
Accrued retirement costs and other	11,517	14,841	12,193
Net shareholders’ equity	35,936	11,109	8,996

Total liabilities & shareholders’ equity	$60,648	$41,831	$40,444